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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     MacKinnon                      A.M. "Don"

--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     c/o Enzon, Inc.,  20 Kingsbridge Road

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                                    (Street)

     Piscataway,                New Jersey                 08854
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Enzon, Inc. (ENZN)

________________________________________________________________________________
3.   I.R.S Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     June 30, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Mo/Yr)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction               (A)                Fiscal Year    Indirect  Beneficial
Title of Security                     Date (Month/  Code            Amount    or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     (Instr. 8)                (D)                and 4)         (Instr.4) (Instr. 4)
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Common Stock                          3/31/00         A             70         A  See footnote 1                 D       by trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/30/00         A             93         A  See footnote 1  39,663         D       by trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  31,700        I(2)     trust
                                                                                                                         for wife
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   4,850        I(2)     by
                                                                                                                         irrevocable
                                                                                                                         trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   5,850        I(2)     irrevocable
                                                                                                                         trust for
                                                                                                                         wife
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  11,800       I(2)(3)   by
                                                                                                                         charitable
                                                                                                                         trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   5,000       I(2)(3)   by
                                                                                                                         grand-
                                                                                                                         children
                                                                                                                         trust
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) Securities granted by Enzon, Inc. pursuant to the Independent Directors Stock Plan as compensation for service as a member of the Board of Directors of Enzon, Inc. and qualified under Rule 16b-3(c).

(2) These shares were previously erroneously reported as beneficially held directly by the reporting person or indirectly by his wife.

(3) The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


                                                                          (Over)
                                                                 SEC 2270 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option (a)    $43.375  01/02/00  A        10,000       01/02/01 01/02/10 Common    10,000           10,000     D
(right to buy)                                                                 Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(a) Acquired pursuant to Enzon, Inc.'s Non-Qualified Stock Option Plan and qualified under Rule 16b-3.

           /s/ A.M. Don MacKinnon                            August 8, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
             A.M. "Don" MacKinnon


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                 SEC 2270 (7-97)